Exhibit 99.1

770 Komas Drive	NEWS RELEASE
Salt Lake City, UT 84108 USA	For Immediate Release

Evans & Sutherland Reports 2008 Results with Positive Fourth Quarter EBITDA

SALT LAKE CITY, UTAH, March 9, 2009, Evans & Sutherland Computer Corporation (E&S) (NASDAQ: ESCC) today reported financial results in its Form 10-K filing for the year ended December 31, 2008.

Sales for the year were $37.7 million, compared to sales of $26.2 million for 2007. Net loss from continuing operations for the year was $3.9 million or $0.36 per share compared to a net loss from continuing operations for 2007 of $7.8 million or $0.71 per share.  Backlog as of December 31, 2008 was $20.4 million, down 28% from December 31, 2007.  For the fourth quarter ended December 31, 2008, sales were $11.6 million compared to sales of $8.6 million for the fourth quarter of 2007.  The net loss from continuing operations for the fourth quarter was $0.3 million compared to a net loss from continuing operations for the fourth quarter of 2007 of $1.1 million.  The fourth quarter produced positive EBITDA.

Comments from David H. Bateman, President and Chief Executive Officer: “The fourth quarter of 2008 reflected continued progress for E&S with positive EBITDA.  This is a major accomplishment and reflects the results of our on-going revenue growth, margin improvements and cost control.  The significant downturn in the stock market in the fourth quarter  contributed to $0.9 million in fourth quarter pension expense under the defined benefit plan that was frozen in 2002.  Without this expense we would have had positive net income in the fourth quarter.

Although we currently anticipate recording an accrued pension expense of around $3.2 million in 2009, we expect that no cash contributions to the defined benefit pension plan will be required until at least 2010.  Any cash outlays to the plan at that time or beyond will depend largely on the strength and timing of the recovery of investment values.

Results for the fourth quarter were improved over the third quarter, with increased revenues due to shipments and acceptances including final customer acceptance of another Digistar 3 laser projector system, improved operating efficiencies, continuing strength in new orders, and reduced expenses.  We continue to incorporate improved laser components which we expect will facilitate completion and acceptance of our production deliveries as well as achieving acceptances for previously delivered systems.  The incorporation of these improvements is underway for both new systems and retrofits of existing systems. We are completing the development of a laser projector for the broader markets such as Control Rooms and Visualization and large Indoor Venues.  This new projector will be introduced in June at InfoComm 2009 in Orlando, FL.

For 2009 as a whole, we expect continuing profitable performance from our Digital Theater and Spitz products, with orders and revenue remaining strong and operating efficiencies continuing to improve.  In the Advanced Display area, we expect to see order and revenue contributions from our new products.  This contribution will be modest in 2009 with significant acceleration occurring in 2010. These steps will bring us closer to realizing the real benefits of our considerable investment in laser display technology and products.”

EBITDA is a non-GAAP financial measure that represents net income (loss) before interest, taxes, depreciation and amortization. EBITDA is not intended to be an alternative to net income and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles. We believe that EBITDA is a useful tool for assessing E&S’ financial performance. Our management uses EBITDA to measure operating performance on a consistent basis over prior periods, as it removes from operating results the impact of our capital structure and our asset base which reflects cash generated by operations before changes in working capital. The fourth quarter depreciation and amortization expense was $417, which results in positive EBITDA as compared to the net loss of $285.

Statements in this press release which are not historical, including statements regarding E&S’ or management’s intentions, hopes, beliefs, expectations, representations, projections, plans, or predictions of the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  The Company assumes no obligation except as required by law to update the forward-looking statements contained in this press release as a result of new information or future events or developments. You can identify these statements by the fact that they use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “should,” “plan,” “goal,” “believe,” “confident” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance together with the negative of such expressions. Among the factors that could cause actual results to differ materially are the following: the ability of the Company to successfully integrate the Spitz business; the ability to complete production models of its laser projectors without further delays or higher costs; the Company’s ability to successfully market both new and existing products domestically and internationally; difficulties or delays in manufacturing; results of the Board’s evaluation of alternatives available to enhance value for shareholders; and market and general economic conditions. A further list and description of these risks, uncertainties and other matters can be found in the Company’s reports filed with the Securities and Exchange Commission.

Consolidated Statements of Operations (XLS)

E&S is a registered trademark of Evans & Sutherland Computer Corporation.

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Contact:

David H. Bateman

President and CEO

Evans & Sutherland

770 Komas Drive, Salt Lake City, UT 84108

801-588-1674

dbateman@es.com

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS INFORMATION

(In thousands, except share and per share data)

Unaudited

	Year Ended		Three Months Ended
	December 31, 2008	December 31, 2007	December 31, 2008	December 31, 2007

Sales	$37,659	$26,219	$11,643	$8,609
Cost of sales	22,550	17,763	6,743	6,010
Gross profit	15,109	8,456	4,900	2,599

Expenses:
Selling, general and administrative - excluding pension expense	8,105	8,155	1,776	1,890
Research and development	9,301	9,361	2,347	1,853
Pension expense - general and administrative	1,436	49	887	13
Operating expenses	18,842	17,565	5,010	3,756
Operating loss	(3,733)	(9,109)	(110)	(1,157)
Other income (expense), net	(181)	407	(60)	(33)
Loss from continuing operations before income taxes	(3,914)	(8,702)	(170)	(1,190)
Income tax benefit (expense)	(22)	853	(115)	78
Net loss from continuing operations	(3,936)	(7,849)	(285)	(1,112)
Income (loss) from discontinued operations, net of tax	(49)	323	—	171
Gain on sale of discontinued operations, net of tax	—	1,239	—	—
Net income (loss) from discontinued operations	(49)	1,562	—	171
Net loss	$(3,985)	$(6,287)	$(285)	$(941)

Net loss per common share - basic and diluted:
Loss from continuing operations	$(0.36)	$(0.71)	$(0.03)	$(0.10)
Net income (loss) from discontinued operations	0.00	0.14	0.00	0.02
Net loss	$(0.36)	$(0.57)	$(0.03)	$(0.08)

Weighted average common shares outstanding - basic and diluted:	11,089	11,089	11,089	11,089

CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION

(In thousands)

Unaudited

	December 31, 2008	December 31, 2007
Assets
Cash and restricted cash	$7,399	$12,588
Net receivables, billed and unbilled	7,755	5,900
Inventories, net	9,070	7,360
Other current assets	1,512	1,652
Property, plant and equipment, net	11,533	12,010
Prepaid retirement expenses	3,122	5,568
Intangibles and other assets	1,695	1,531
Total assets	$42,086	$46,609

Liabilities and stockholders’ equity (deficit)
Accounts payable and accrued expenses	$6,298	$6,636
Customer advances and deposits	10,321	10,094
Pension and retirement obligations	22,790	10,117
Debt obligations	3,249	2,844
Other liabilities	1,829	1,785
Stockholders’ equity (deficit)	(2,401)	15,133
Total liabilities and stockholders’ equity (deficit)	$42,086	$46,609

BACKLOG

(In thousands)

Unaudited

December 31, 2008	December 31, 2007
$20,432	$28,509